SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2010 (September 23, 2010)

ULTIMATE ESCAPES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3501 W. Vine Street, Suite 225 Kissimmee, Florida 34741
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (407) 483-1900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2010, the Board of Directors (the “Board”) of Ultimate Escapes, Inc. (the “Company”) removed James M. Tousignant as President and Chief Executive Officer of the Company, and terminated Mr. Tousignant’s employment with the Company, for “cause” (as defined in Mr. Tousignant’s employment agreement with the Company).  At this time, Mr. Tousignant continues to serve as a member of the Board.  The Board has not appointed a replacement President or Chief Executive Officer at this time.  The Board has, however, expanded the authority of Sheon Karol, a partner at CRG Partners Group, LLC (“CRG”) who had previously been appointed to serve as Chief Restructuring Officer of the Company’s subsidiary Ultimate Escapes Holdings, LLC (“UEH”) (as described in the Current Report on Form 8-K filed by the Company on August 31, 2010), such that Mr. Karol is now also responsible for the oversight and direction of the day to day operations of the Company.

Mr. Karol, age 53, has been a partner at CRG, a national turnaround consulting firm, since April 2009.  From March 2007 to March 2009, he was a Managing Director with Mesirow Financial Consulting, a turnaround consulting firm.  From February 2002 to March 2007, he was a Managing Director with XRoads Solutions Group, a turnaround consulting firm.  Prior to that, Mr. Karol served as Senior Vice President-General Counsel of Lechters, Inc., a specialty retailer, since May 1999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTIMATE ESCAPES, INC.

Dated: September 28, 2010	By:	/s/ Jeffrey Sparks
Jeffrey Sparks
General Counsel